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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE


LAMSON & SESSIONS UPDATES EARNINGS ESTIMATE BASED ON RECORD NET SALES EXPECTATIONS FOR THE SECOND QUARTER OF 2005

         o        NET SALES ARE EXPECTED TO RISE 20 PERCENT IN THE SECOND
                  QUARTER

         o        STRENGTH IN SALES ORDER TRENDS CONTINUES IN KEY MARKETS

         o COMPANY RAISES SECOND QUARTER EARNINGS ESTIMATE TO 32 CENTS TO 34 CENTS PER DILUTED SHARE


         CLEVELAND, Ohio, July 7, 2005 - Lamson & Sessions (NYSE:LMS) today announced that the Company expects to report record net sales for the second quarter of 2005. Net sales are expected to rise approximately 20 percent from the prior-year period and to exceed $123 million. The Company continues to experience broad-based strength in its key end markets of industrial and commercial, residential and telecommunications infrastructure construction.

         As a result of this strong net sales performance, the Company is raising its earnings estimate for the second quarter of 2005 to a range of $4.75 million to $5.0 million, or 32 to 34 cents per diluted share. Previously, the Company had provided second quarter earnings guidance of 28 to 30 cents per diluted share. In the second quarter of 2004, the Company reported net income of $2.7 million, or 19 cents per diluted share. The Company expects to report its second quarter financial results on July 26, 2005.

         Lamson & Sessions is a leading producer of thermoplastic enclosures, fittings, wiring outlet boxes and conduit for the electrical, telecommunications, consumer, power and wastewater markets. For additional information, please visit our Web site at: www.lamson-sessions.com.

         This press release contains forward-looking statements that involve risks and uncertainties within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expected as a result of a variety of factors, such as: (i) the volatility of resin pricing,
(ii) the ability of the Company to pass through raw material cost increases to its customers, (iii) maintaining a stable level of housing starts, telecommunications infrastructure spending, consumer confidence and general construction trends, (iv) the continued availability and


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reasonable terms of bank financing and (v) any adverse change in the recovery trend of the country's general economic condition affecting the markets for the Company's products. Because forward-looking statements are based on a number of beliefs, estimates and assumptions by management that could ultimately prove to be inaccurate, there is no assurance that any forward-looking statement will prove to be accurate.


FOR FURTHER INFORMATION, PLEASE CONTACT:
James J. Abel
Executive Vice President and
Chief Financial Officer
Lamson & Sessions
(216) 766-6557